NEWS RELEASE

____________________________

EVEREST RE GROUP, LTD.
c/o ABG Financial & Management Services, Inc.
Parker House, Wildey Business Park, Wildey Road, St. Michael, Barbados

Contact: Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Announces Second Quarter Earnings

        ST. MICHAEL, Barbados – July 19, 2004 — Everest Re Group, Ltd. (NYSE: RE) reported second quarter 2004 after-tax operating income1, which excludes realized capital gains and losses, of $174.4 million, or $3.07 per diluted share, a 62.8% increase compared to $107.1 million, or $1.94 per diluted share, in the second quarter of 2003. Second quarter 2004 net income increased 140.9% to $264 million, or $4.64 per diluted share, compared to $109.6 million, or $1.99 per diluted share, in the second quarter of 2003. Operating income differs from net income only by the exclusion of realized gains and losses on investments.

        For the six months ended June 30, 2004, after-tax operating income was $325.9 million, or $5.73 per diluted share, an increase of 54.3% compared to $211.2 million, or $3.96 per diluted share, in 2003. Net income in the first six months of 2004 was $390.1 million, or $6.86 per diluted share, an increase of 91.3% compared to $203.9 million, or $3.82 per diluted share, in 2003.

        Gross premiums written for the second quarter of 2004 were $1.09 billion, a 1.6% increase compared to $1.07 billion in 2003. Net premiums written were $1.05 billion, an increase of 6.3% from $988.4 million for the second quarter of 2003. The Company’s GAAP combined ratio in the second quarter was 91.5% compared to 95.5% in 2003. Net investment income for the second quarter was $136.8 million compared to $102.2 million in the second quarter of 2003. Cash flow from operations for the second quarter of 2004 was $392.9 million, an increase of 11.2% from $353.2 million in the second quarter of 2003.

        For the six months ended June 30, 2004, gross premiums written were $2.31 billion, an 11.6% increase from $2.07 billion in the first six months of 2003. Net written premiums grew 14.9 % to $2.23 billion from $1.94 billion in 2003. The GAAP combined ratio for the first six months of 2004 was 91.1% compared to 94.5% in 2003. Net investment income for the six months ended June 30, 2004 was $237.7 million, an increase of 21.5% from $195.7 million in 2003. Cash flow from operations in the first six months was $792.5 million, compared to $680.9 million in the first six months of 2003.

        At June 30, 2004, the Company’s shareholders’ equity was $3.36 billion, or $60.02 per outstanding share. The change in book value represents a 6.3% increase from shareholders’ equity of $3.16 billion, or $56.84 per outstanding share, at December 31, 2003.

        The Company also increased its estimate of 2004 operating earnings to $10.50 — $11.50 per diluted share, absent unusual loss activity.

        Commenting on the Company’s results, Chairman and Chief Executive Officer, Joseph V. Taranto said, “The Company generated record earnings for the quarter driven largely by strong operating fundamentals and a continued favorable, although changing, market environment. We believe the Company is well positioned to continue its strong performance.”

        This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. In particular, our forecasts of future earnings are forward looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd. provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

        A conference call discussing the second quarter results will be held at 8:30 a.m. Eastern Time on July 20, 2004. The call will be available on the Internet through the Company’s web site or at www.streetevents.com.

        Anyone receiving this release by wire or through the Internet may visit the Company’s web site to view supplemental financial information on the Company’s results. The supplemental information is located at www.everestre.com in the “Financial Reports” section of the “Investor Center”. The supplemental financial information may also be obtained by contacting the Company directly.

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1 The company generally uses after-tax operating income, a non-GAAP financial measure, to evaluate its performance. After-tax operating income consists of net income excluding after-tax realized gains (losses), which were $89.6 million and $64.1 million for the three and six months ended June 30, 2004, respectively and $2.4 million and ($7.3) million for the three and six months ended June 30, 2003, respectively. Although realized capital gains (losses) are an integral part of the Company’s insurance operations, the determination of realized capital gains (losses) is independent of the insurance underwriting process. The Company believes that the level of realized gains (losses) for any particular period is not indicative of the performance of the underlying business in that particular period. Providing only a GAAP presentation of net income makes it more difficult for users of the financial information to evaluate the Company’s success or failure in its basic business, and may lead to incorrect or misleading assumptions and conclusions. The Company understands that the equity analysts who follow the Company focus on after-tax operating income in their analyses for the reasons discussed above. The Company provides after-tax operating income to investors so that they have what management believes to be a useful supplement to GAAP information concerning the Company’s performance.

— Financial Details Follow —

EVEREST RE GROUP, LTD
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
	Three Months Ended		Six Months Ended
	June 30,		June 30,

(Dollars in thousands, except per share amounts)	2004	2003	2004	2003

	(unaudited)		(unaudited)
REVENUES:
Premiums earned	$1,004,258	$851,988	$2,059,323	$1,596,858
Net investment income	136,845	102,187	237,742	195,692
Net realized capital gains (losses)	116,681	1,747	81,773	(11,488)
Net derivative income (expense)	4,382	1,305	630	(1,395)
Other income (expense)	1,951	(4,453)	3,411	(5,600)

Total revenues	1,264,117	952,774	2,382,879	1,774,067

CLAIMS AND EXPENSES:
Incurred losses and loss adjustment expenses	675,513	585,042	1,387,041	1,098,513
Commission, brokerage, taxes and fees	214,886	204,409	437,665	367,214
Other underwriting expenses	28,369	23,920	51,967	43,784
Interest expense on senior notes	9,736	9,733	19,472	19,464
Interest expense on junior subordinated debt	9,248	4,249	13,667	8,498
Interest expense on credit facility	334	348	658	708

Total claims and expenses	938,086	827,701	1,910,470	1,538,181

INCOME BEFORE TAXES	326,031	125,073	472,409	235,886
Income tax expense	62,064	15,518	82,341	31,964

NET INCOME	$263,967	$109,555	$390,068	$203,922

Other comprehensive (loss) income, net of tax	(266,467)	142,261	(199,604)	172,249

COMPREHENSIVE (LOSS) INCOME	$(2,500)	$251,816	$190,464	$376,171

PER SHARE DATA:
Average shares outstanding (000's)	55,933	54,096	55,852	52,505
Net income per common share - basic	$4.72	$2.03	$6.98	$3.88

Average diluted shares outstanding (000's)	56,860	55,091	56,846	53,314
Net income per common share - diluted	$4.64	$1.99	$6.86	$3.82

EVEREST RE GROUP, LTD
CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
(Dollars in thousands, except par value per share)	2004	2003

	(unaudited)
ASSETS:
Fixed maturities - available for sale, at market value
(amortized cost: 2004, $8,716,825; 2003, $8,357,723)	$ 8,808,281	$ 8,726,886
Equity securities, at market value (cost: 2004, $355,133; 2003, $146,407)	375,549	154,381
Short-term investments	831,676	151,853
Other invested assets (cost: 2004, $124,819; 2003, $102,742)	125,590	103,359
Cash	104,587	184,859

Total investments and cash	10,245,683	9,321,338
Accrued investment income	122,615	113,989
Premiums receivable	1,208,237	1,047,856
Reinsurance receivables	1,280,324	1,284,139
Funds held by reinsureds	172,716	157,364
Deferred acquisition costs	348,241	333,214
Prepaid reinsurance premiums	79,152	98,384
Deferred tax asset	232,302	145,271
Other assets	219,587	187,981

TOTAL ASSETS	$ 13,908,857	$ 12,689,536

LIABILITIES:
Reserve for losses and adjustment expenses	$ 6,974,608	$ 6,361,245
Future policy benefit reserve	157,982	205,275
Unearned premium reserve	1,642,587	1,499,640
Funds held under reinsurance treaties	348,186	385,768
Losses in the course of payment	28,311	11,133
Contingent commissions	5,125	2,135
Other net payable to reinsurers	32,493	46,037
Current federal income taxes	72,379	41,308
8.5% Senior notes due 3/15/2005	249,924	249,874
8.75% Senior notes due 3/15/2010	199,292	199,245
Junior subordinated debt securities payable	546,393	216,496
Revolving credit agreement borrowings	70,000	70,000
Accrued interest on debt and borrowings	13,712	13,695
Other liabilities	203,096	222,785

Total liabilities	10,544,088	9,524,636

SHAREHOLDERS' EQUITY:
Preferred shares, par value: $0.01; 50 million shares authorized;
no shares issued and outstanding	--	--
Common shares, par value: $0.01; 200 million shares authorized;
(2004) 56.1 million and (2003) 55.7 million issued and outstanding	565	561
Additional paid-in capital	974,684	954,658
Unearned compensation	(4,685)	(5,257)
Accumulated other comprehensive income, net of deferred income taxes of
$45.8 million in 2004 and $117.5 million in 2003	80,473	280,077
Retained earnings	2,336,682	1,957,811
Treasury shares, at cost; 0.5 million shares in 2004 and 0.5 million
shares in 2003	(22,950)	(22,950)

Total shareholders' equity	3,364,769	3,164,900

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 13,908,857	$ 12,689,536

EVEREST RE GROUP, LTD
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended		Six Months Ended
	June 30,		June 30,

(Dollars in thousands)	2004	2003	2004	2003

	(unaudited)		(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:	$ 392,870	$ 353,209	$ 792,515	$ 680,865

CASH FLOWS FROM INVESTING ACTIVITIES :
Proceeds from investments sold	636,498	210,480	1,150,982	676,289
Proceeds from investments maturing or called	191,095	204,960	359,881	401,945
Cost of investments acquired	(970,294)	(1,144,754)	(2,037,805)	(2,112,036)
Net (purchases) sales of short-term investments	(252,449)	30,819	(680,247)	(41,464)

Net cash used in investing activities	(395,150)	(698,495)	(1,207,189)	(1,075,266)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common shares issued during the period	7,986	319,189	20,030	320,076
Dividends paid to shareholders	(5,605)	(4,990)	(11,197)	(9,571)
Net proceeds from issuance of junior subordinated notes	--	--	319,997	--

Net cash provided by financing activities	2,381	314,199	328,830	310,505

EFFECT OF EXCHANGE RATE CHANGES ON CASH	3,294	12,275	5,572	9,975

Net increase (decrease) in cash	3,395	(18,812)	(80,272)	(73,921)

Cash, beginning of period	101,192	153,721	184,859	208,830

Cash, end of period	$ 104,587	$ 134,909	$ 104,587	$ 134,909